EXHIBIT 10.1

SUN AMERICAN BANCORP

9293 Glades Road

Boca Raton, Florida 33434

NOTICE EXTENDING THE EXPIRATION DATE OF THE CLASS A

COMMON STOCK PURCHASE WARRANTS

November 15, 2007

Dear Class A Warrant Holder:

On November 15, 2007, the board of directors of Sun American Bancorp (the “Company”) authorized the extension of the expiration date of the Company’s Class A Common Stock Purchase Warrants (the “Class A Warrants”) until 5:00 p.m. Eastern time on December 30, 2008 (the “Extension”). The Extension shall apply to all 922,625 Class A Warrants outstanding, representing the right to purchase an aggregate of 369,050 shares of common stock of the Company at an exercise price of $10.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization.

BY ORDER OF THE BOARD OF DIRECTORS:

SUN AMERICAN BANCORP

By:	/s/ MICHAEL E. GOLDEN
Name:	Michael E. Golden
Title:	President and Chief Executive Officer